EXHIBIT 4.1


                       8% CONVERTIBLE DEBENTURE

     NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.


No.1                                                                US $ 600,000

                            IMSCO TECHNOLOGIES, INC.

                  8% CONVERTIBLE DEBENTURE DUE JANUARY 31, 2002


     THIS DEBENTURE is issued by IMSCO TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company") and is designated as its 8% Convertible Debenture Due January 31, 2002.

     FOR VALUE RECEIVED, the Company promises to pay to AMRO INTERNATIONAL, S.A., or permitted assigns (the "Holder"), the principal sum of Six Hundred Thousand and 00/100 (US $600,000) Dollars on January 31, 2002 (the "Maturity Date") and to pay interest on the principal sum outstanding from time to time quarterly in arrears at the rate of 8% per annum accruing from the date of initial issuance. Accrual of interest shall commence on the first business day to occur after the date of initial issuance and continue until payment in full of the principal sum has been made or duly provided for. Quarterly interest payments shall be due and payable on July 1, October 1, February 1, May 1, August 1 and November 1 of each year, commencing with May 1, 1999 or upon a conversion of the debenture into Common Stock as described below . If any interest payment date or the Maturity Date is not a business day in the State of New York, then such payment shall be made on the next succeeding business day. Subject to the provisions of Paragraph 4 below, the interest on this Debenture is payable at the option of the Company, in cash or in shares of Common Stock of the Company ("Common Stock") valued at the Conversion Price (as defined herein) on the interest payment date, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time. The Company will pay the principal of and any accrued but unpaid interest due upon this Debenture on the Maturity Date, less any amounts required by law to be deducted, to the registered holder of this Debenture as of the tenth day prior to the Maturity Date and addressed to such holder at the last address appearing on the Debenture Register. The forwarding of the required number of shares of Common Stock determined pursuant to the provisions of Paragraph 4 below, shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by the equivalent Conversion Price value of such shares of Common Stock (as defined in Paragraph 3 below) plus any amounts so deducted.

     This Debenture is subject to the following additional provisions:

     1. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

     2. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation including a legal opinion that the issuance of the Debenture in such other name does not and will not cause a violation of the Act or any applicable state securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary. This Debenture has been executed and delivered pursuant to the Debenture and Warrant Purchase Agreement dated as of February 3, 1999 between the Company and the original Holder (the "Purchase Agreement"), and is subject to the terms and conditions of the Purchase Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement. Payments under the Debenture shall be made to the Holder at the address set forth I the Purchase Agreement.

     3. The Holder of this Debenture is entitled, at its option, to convert at any time commencing on the date hereof, the principal amount of this Debenture or any portion thereof, together with accrued but unpaid interest, provided that the portion of the principal amount so converted is Five Thousand Dollars (US $5,000) or a multiple thereof (unless if at the time of such election to convert the aggregate principal amount of this Debenture is less than Five Thousand Dollars (US $5,000), then the whole amount thereof) into shares of Common Stock of the Company ("Conversion Shares") at a conversion price for each share of Common Stock ("Conversion Price") equal to 75% of the Market Price at the Conversion Date (as defined in Section 8 hereof), but in no event shall the Conversion Price be greater than $1.00 per share (adjusted for any Common Stock dividend, split or reverse split effected after the date of this Debenture). The term "Market Price" shall have the meaning set forth in the Purchase Agreement.

     4. The entire unpaid balance of this Debenture and accrued interest thereon outstanding on the Maturity Date hereof shall automatically convert into Common Stock at the Conversion Price on the Maturity Date (the "Mandatory Conversion").

     5. Notwithstanding the provisions of the Debenture and Warrant Purchase Agreement or of the Warrants, in no event other than upon a Mandatory Conversion or while there is outstanding a tender offer for any or all of the shares of the Company's common stock shall the holder be entitled, or shall the Company have the obligation, to convert all or any portion of this Debenture (and the Company shall not have the right to pay interest on this Debenture) to the extent that, after such conversion, the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debentures or unexercised portion of the Warrants), and (2) the number of shares of Common Stock issuable upon the conversion of the Debentures or exercise of the Warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion or exercise). For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of such sentence. The Holder further agrees that if the Holder transfers or assigns any of this Debenture to a party who or which would not be considered an Affiliate, such transfer or assignment shall be made subject to the transferee's or assignee's specific agreement to be bound the provisions of this paragraph as if such transferee or assignee were a signatory to this Agreement.

     6. Notwithstanding anything to the contrary contained herein, if the Company's shares of Common Stock subsequently become listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market System or the NASDAQ SmallCap Market, in the event that a conversion (when aggregated with all prior conversions of portions of this Debenture and any other Convertible Debenture issued pursuant to the Agreement and all shares of Common Stock issuable upon exercise of the Warrants (as defined in the Agreement)) requires the Company to issue a number of shares of Common Stock which would exceed 19.9% of the number of shares of Common Stock issued and outstanding on the date of this Debenture, the Company shall issue only such number of shares of Common Stock as shall not exceed such limit and shall pay the Holder cash in the amount of the Market Price for the number of shares of Common Stock in excess of such number of shares into which this Debenture (or the portion thereof then being converted) is then convertible at the Conversion Price, unless the Company has obtained shareholder approval for such issuance pursuant to the rules of the referenced stock market, or as otherwise permitted by the referenced stock market.

     7. Conversion shall be effectuated by surrendering this Debenture to the Company (only if such Conversion will convert all outstanding principal) together with the form of conversion notice attached hereto as Exhibit A (the

"Notice of Conversion"), executed by the Holder of this Debenture evidencing such Holder's intention to convert this Debenture or a specified portion (as above provided) hereof. The Notice of Conversion may be delivered or telecopied to the Company, provided that the original Debenture is delivered to the Company within seven (7) business days thereafter by express courier. Interest accrued or accruing from the date of issuance to the date of conversion shall, at the option of the Company, be paid in cash as set forth above or in Common Stock upon conversion at the Conversion Price on the Conversion Date. No fraction of a share or scrip representing a fraction of a share will be issued on conversion, but the number of shares issuable shall be rounded down to the nearest whole share. The date on which Notice of Conversion is given shall be deemed to be the date on which the Holder faxes the Notice of Conversion duly executed, to the Company. Facsimile delivery of the conversion notice shall be accepted by the Company at facsimile number (718) 843-8504, Attn.: Chief Executive Officer.

The term "Conversion Date" means, with respect to any conversion elected by the holder of the Debenture, the date specified in the Notice of Conversion, provided the copy of the Notice of Conversion is telecopied to or otherwise delivered to the Company in accordance with the provisions hereof so that is received by the Company on or before such specified date.

The Company shall, at its expense, take all actions and use all means necessary and diligent to cause its transfer agent to deliver the certificates representing the Converted Shares issuable upon conversion of any Debentures (together with Debentures not being so converted) to the Holder via express courier, by electronic transfer or otherwise, within three (3) business days (such third business day, the "Delivery Date") after (A) the business day on which the Company has received both of the Notice of Conversion (by facsimile or other delivery) and the original Debentures being converted (and if the same are not delivered to the Company on the same date, the date of delivery of the second of such items) or (B) the date an interest payment on the Debentures, which the Company has elected to pay by the issuance of Common Stock, as contemplated by the Debentures, was due.

The Company understands that a delay in the issuance of the Shares of Common Stock beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay late payments to the Holder for late issuance of Shares upon Conversion in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond two (2) business days from the Delivery Date):


                                      Late Payment For
                                      Each $10,000 Principal of
      No. Business Days Late          Debentures Being Converted
      ----------------------          --------------------------
             1                          $100
             2                          $200
             3                          $300
             4                          $400
             5                          $500
             6                          $600
             7                          $700
             8                          $800
             9                          $900
            10                          $1,000
           >10                          $1,000 + $200 for each Business Day Late
                                        beyond 10 days

The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to issue and deliver the Common Stock to the Holder. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of such shares of Common Stock within two (2) business days after the Delivery Date, the Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.

If, by the relevant Delivery Date, the Company fails for any reason to deliver the Shares to be issued upon conversion of a Debenture and after such Delivery Date, the holder of the Debentures being converted (a "Converting Holder") purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder (the "Sold Shares"), which delivery such Converting Holder anticipated to make using the Shares to be issued upon such conversion (a "Buy-In"), the Company shall pay to the Converting Holder, in addition to all other amounts contemplated in other provisions of the Transaction Agreements, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy-In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Company in immediately available funds immediately upon demand by the Converting Holder. By way of illustration and not in limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which Company will be required to pay to the Converting Holder will be $1,000.

     8. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency or shares of Common Stock, herein prescribed. This Debenture is a direct obligation of the Company.

     9. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, employee, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

     10. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee agree that the Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable.

     11. This Debenture shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

     12. The following shall constitute an "Event of Default":

          a. The Company shall default in the payment of principal or interest on this Debenture and same shall continue for a period of five
               (5) days; or

          b. Any of the representations or warranties made by the Company herein, in the Purchase Agreement, the Registration Rights Agreement, or in any agreement, certificate or financial or other written statements heretofore or hereafter furnished by the Company in connection with the execution and delivery of this Debenture or the Purchase Agreement shall be false or misleading in any material respect at the time made; or

          c. The Company fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture or the Registration Rights Agreement, and such transfer is otherwise lawful, or fails to remove any restrictive legend or to cause its Transfer Agent to transfer any certificate or any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture, the Purchase Agreement or the Registration Rights Agreement and such legend removal is otherwise lawful, and any such failure shall continue uncured for five (5) business days; or

          d. The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under the Purchase Agreement, the Registration Rights Agreement or this Debenture and such failure shall continue uncured for a period of thirty
               (30) days after  written  notice from the Holder of such failure;
               or

          e. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

          f. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

          g. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty
               (60) days thereafter; or

          h. Any money judgment, writ or warrant of attachment, or similar process in excess of One Million ($1,000,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days (or such later period for payment as any such judgment may specify) or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

          i. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

          j. The Company shall have its Common Stock suspended or delisted from trading on an exchange or the NASD OTC Bulletin Board market for in excess of two Trading Days;

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law; provided, that any payment of this Debenture in connection with an Event of Default (other than a delisting of its Common Stock pursuant to clause (j.)) may be made, at the Company's election, in cash or in shares of Common Stock, in such number as would be issued at the Conversion Price on the date the Debenture becomes due and payable.

13. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.


     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.


Dated:   February 4, 1999

                                       IMSCO TECHNOLOGIES, INC.



                                       By:   /s/Alexander T. Hoffmann
                                       -----------------------------------
                                       Chairman and Chief Executive Officer

                                    EXHIBIT A

                              NOTICE OF CONVERSION*

   (To be Executed by the Registered Holder in order to Convert the Debenture)

                  The  undersigned   hereby  irrevocably  elects  to  convert  $
________________ of the principal amount of the above Debenture No. ___ into Shares of Common Stock of IMSCO TECHNOLOGIES, INC. (the "Company") according to the conditions hereof, as of the date written below.


Date of Conversion ____________________________________________________________


Applicable Conversion Price  ___________________________________________________


Accrued Interest through Date of Conversion $__________________.

Number of Shares to be Issued: ___________________


Signature_____________________________________________________________________
                                  [Name]

Address:______________________________________________________________________

        ______________________________________________________________________


* This Notice of Conversion must be received by the Company via facsimile in order to effectuate the conversion, with the original Debenture being delivered to the Company within seven business days thereafter by express courier.